Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2018 Second Quarter Results

Oxford, CT – November 3, 2017 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the second quarter of fiscal year 2018.

Second Quarter Highlights

	Fiscal 2018		Fiscal 2017		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$164.3	$164.3	$153.9	$153.9	6.7%	6.7%
Gross margin	$61.8	$61.8	$56.7	$56.7	9.0%	9.0%
Gross margin%	37.6%	37.6%	36.9%	36.9%
Operating income	$25.3	$31.8	$29.6	$29.8	-14.5%	6.7%
Operating income%	15.4%	19.3%	19.2%	19.3%
Net income	$14.8	$20.3	$18.2	$18.4	-18.7%	10.0%
Diluted EPS	$0.61	$0.83	$0.77	$0.78	-20.8%	6.4%

(1) Results exclude items in reconciliation below.

Six Month Highlights

	Fiscal 2018		Fiscal 2017		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$328.2	$328.2	$308.5	$308.5	6.4%	6.4%
Gross margin	$123.7	$123.7	$114.0	$114.4	8.5%	8.2%
Gross margin%	37.7%	37.7%	36.9%	37.1%
Operating income	$57.1	$63.6	$58.8	$59.4	-2.9%	7.1%
Operating income%	17.4%	19.4%	19.1%	19.2%
Net income	$36.6	$42.2	$36.3	$36.5	1.0%	15.7%
Diluted EPS	$1.51	$1.74	$1.53	$1.54	-1.3%	13.0%

(1) Results exclude items in reconciliation below.

“Our solid second quarter operating performance was driven by strong industrial sales growth, combined with continued gross margin improvements across the organization,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “We are able to maintain our improved margin profile as a result of our cost initiatives, manufacturing process improvements, and consolidation programs. Moving forward, our backlog remains strong and we are confident in our ability to maintain the strong momentum throughout the second half of the year.”

Second Quarter Results

Net sales for the second quarter of fiscal 2018 were $164.3 million, an increase of 6.7% from $153.9 million in the second quarter of fiscal 2017. Net sales for the aerospace markets decreased 1.2% and the industrial markets increased by 22.9%. Gross margin for the second quarter of fiscal 2018 was $61.8 million compared to $56.7 million for the same period last year. Gross margin as a percentage of net sales was 37.6% in the second quarter of fiscal 2018 compared to 36.9% for the same period last year.

SG&A for the second quarter of fiscal 2018 was $27.6 million, an increase of $2.4 million from $25.2 million for the same period last year. As a percentage of net sales, SG&A was 16.8% for the second quarter of fiscal 2018 compared to 16.4% for the same period last year.

Other operating expenses for the second quarter of fiscal 2018 totaled $8.9 million compared to $2.0 million for the same period last year. For the second quarter of fiscal 2018, other operating expenses were comprised mainly of $6.5 million related to restructuring of our Canadian operation and $2.4 million of amortization of intangible assets. Other operating expenses last year consisted primarily of $2.4 million in amortization of intangibles offset by $0.4 million of other income.

Operating income for the second quarter of fiscal 2018 was $25.3 million compared to operating income of $29.6 million for the same period last year. Excluding costs associated with restructuring of our Canadian operation, operating income would have been $31.8 million for the second quarter of fiscal 2018 compared to an adjusted $29.8 million for the same period last year. Excluding these adjustments, operating income as a percentage of net sales would have been 19.3% compared to 19.3% for the same period last year.

Interest expense, net was $1.9 million for the second quarter of fiscal 2018 compared to $2.3 million for the same period last year.

Income tax expense for the second quarter of fiscal 2018 was $8.5 million compared to $8.9 million for the same period last year. Our effective income tax rate for the second quarter of fiscal 2018 was 36.4% compared to 32.9% for the same period last year. The effective income tax rate was impacted by discrete tax benefit of $0.9 million associated with the restructuring of our Canadian operation and other state discrete tax benefits of $0.1 million.

Net income for the second quarter of fiscal 2018 was $14.8 million compared to $18.2 million for the same period last year. On an adjusted basis, net income would have been $20.3 million for the second quarter of fiscal 2018, compared to an adjusted net income of $18.4 million for the same period last year.

Diluted EPS for the second quarter of fiscal 2018 was 61 cents per share compared to 77 cents per share for the same period last year. On an adjusted basis, diluted EPS for the second quarter of fiscal 2018 would have been 83 cents per share compared to an adjusted diluted EPS of 78 cents per share for the same period last year, an increase of 6.4%.

Backlog, as of September 30, 2017, was $390.2 million compared to $341.8 million as of October 1, 2016.

Restructuring of Canadian Operation

In the second quarter of fiscal 2018, the Company reached a decision to restructure its manufacturing operation in Montreal, Canada. After completing its obligations, the Company expects to close its Montreal location and consolidate certain residual assets into other locations by the end of this fiscal year. As a result, the Company recorded an after-tax charge of $5.6 million associated with the restructuring in the second quarter of fiscal 2018 attributable to the Engineered Products segment. The $5.6 million charge includes $1.3 million impairment of fixed assets and $5.2 million impairment of intangible assets offset by $0.9 million tax benefit. The total expected impact of this restructuring will be between $7.0 million and $7.5 million in after-tax charges. The Company expects a positive cash flow result of approximately $4.4 million from this action.

Outlook for the Third Quarter Fiscal 2018

The Company expects net sales to be approximately $162.0 million to $163.0 million in the third quarter fiscal 2018. This would result in a growth rate of approximately 10.5% to 11.1% on a year over year basis.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 844-419-1755 (international callers dial 216-562-0468) and provide conference ID # 9098489. An audio replay of the call will be available from 2:00 p.m. ET November 3rd, 2017 until 1:00 p.m. ET November 10th, 2017. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and providing conference call ID # 9098489. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable U.S. GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, tax legislation and changes, the Company’s ability to meet its debt obligations, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,	October 1,	September 30,	October 1,
	2017	2016	2017	2016

Net sales	$164,317	$153,943	$328,214	$308,522
Cost of sales	102,506	97,212	204,494	194,540
Gross margin	61,811	56,731	123,720	113,982

Operating expenses:
Selling, general and administrative	27,595	25,188	55,373	50,984
Other, net	8,938	1,989	11,269	4,223
Total operating expenses	36,533	27,177	66,642	55,207

Operating income	25,278	29,554	57,078	58,775

Interest expense, net	1,914	2,255	3,943	4,548
Other non-operating (income) expense	64	149	436	267
Income before income taxes	23,300	27,150	52,699	53,960
Provision for income taxes	8,477	8,922	16,067	17,692
Net income	$14,823	$18,228	$36,632	$36,268

Net income per common share:
Basic	$0.62	$0.78	$1.53	$1.55
Diluted	$0.61	$0.77	$1.51	$1.53

Weighted average common shares:
Basic	23,946,360	23,470,650	23,875,749	23,395,614
Diluted	24,309,593	23,712,717	24,250,740	23,670,000

	Three Months Ended		Six Months Ended
Reconciliation of Reported Gross Margin to	September 30,	October 1,	September 30,	October 1,
Adjusted Gross Margin:	2017	2016	2017	2016

Reported gross margin	$61,811	$56,731	$123,720	$113,982
Inventory purchase accounting adjustment	—	—	—	382
Adjusted gross margin	$61,811	$56,731	$123,720	$114,364

	Three Months Ended		Six Months Ended
Reconciliation of Reported Operating Income to	September 30,	October 1,	September 30,	October 1,
Adjusted Operating Income:	2017	2016	2017	2016

Reported operating income	$25,278	$29,554	$57,078	$58,775
Inventory purchase accounting adjustment	—	—	—	382
Restructuring	6,494	222	6,494	222
Adjusted operating income	$31,772	$29,776	$63,572	$59,379

RBC Bearings Incorporated

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

Reconciliation of Reported Net Income and Net Income	Three Months Ended		Six Months Ended
Per Common Share to Adjusted Net Income and	September 30,	October 1,	September 30,	October 1,
Adjusted Net Income Per Common Share:	2017	2016	2017	2016

Reported net income	$14,823	$18,228	$36,632	$36,268
Inventory purchase accounting adjustment (1)	—	—	—	257
Restructuring (1)	5,577	149	5,577	149
Foreign exchange translation loss (gain) (1)	(11)	—	197	—
Discrete tax loss (benefit)	(134)	33	(182)	(182)
Adjusted net income	$20,255	$18,410	$42,224	$36,492
(1) After tax impact.

Adjusted net income per common share:
Basic	$0.85	$0.78	$1.77	$1.56
Diluted	$0.83	$0.78	$1.74	$1.54

Weighted average common shares:
Basic	23,946,360	23,470,650	23,875,749	23,395,614
Diluted	24,309,593	23,712,717	24,250,740	23,670,000

	Three Months Ended		Six Months Ended
	September 30,	October 1,	September 30,	October 1,
Segment Data, Net External Sales:	2017	2016	2017	2016

Plain bearings segment	$72,392	$68,835	$145,045	$139,285
Roller bearings segment	32,317	26,795	63,730	54,629
Ball bearings segment	16,480	14,569	32,260	28,279
Engineered products segment	43,128	43,744	87,179	86,329
	$164,317	$153,943	$328,214	$308,522

	Three Months Ended		Six Months Ended
	September 30,	October 1,	September 30,	October 1,
Selected Financial Data:	2017	2016	2017	2016

Depreciation and amortization	$7,140	$6,959	$14,238	$13,699

Incentive stock compensation expense	$3,402	$3,178	$6,630	$5,952

Adjusted operating income plus depreciation/amortization plus incentive stock compensation expense	$42,314	$39,913	$84,440	$79,030

Cash provided by operating activities	$24,153	$19,301	$63,962	$38,513

Capital expenditures	$7,008	$4,455	$12,667	$9,621

Total debt			$220,228	$330,059

Cash and short-term investments			$42,885	$37,462

Repurchase of common stock			$3,356	$3,530

Backlog			$390,185	$341,812